Dear CNS Response Shareholder,

Subject: Management’s Perspective Regarding Recent Events at CNS Response

Recent events in the fight for control of CNS Response (CNSR) have resulted in various claims, counter claims, lawsuits and multiple press releases.  Personal communications have also occurred with many shareholders without benefit of rebuttal.  We, the management and staff of CNS Response, would like to take this opportunity to make our views known in the hopes of putting this distracting and potentially ruinous struggle behind us.

Some may ask why write this letter now?  It is our opinion that Len’s recent actions have confused shareholders.  We have been urged repeatedly to avoid the distraction of the current proceedings and focus on the significant tasks needed to run the Company.  But we felt compelled to tell this story from the perspective of those on the inside of this conflict.

We would like to start by saying that we firmly believe that few people other than Len Brandt could ever have taken a concept like that developed by Dr. Steve Suffin and Dr. Hamlin Emory and built a company that has the potential of changing the face of psychiatry.  Building CNS Response to the point it is today took commitment, vision, intelligence and a lot of hard work.  He has worked tirelessly to build on Drs. Suffin and Emory’s dream and to truly change the world.

However, different leadership qualities are required for different phases of a company’s growth.  CNSR has grown from a group of dedicated “volunteers” into a full-fledged company with many employees.  CNSR will need to grow significantly more if it is to be successful.  We are writing this letter because we don’t believe that Len is the right leader for the next phase of CNS Response’s growth.

Much of the discussion surrounding this fight for control has been financial in nature.  The debate has centered on matters of financing, timing, share price and the like.  But there is another side to this struggle.  It is the negative impact that Len’s leadership and management style has on employees and therefore, the Company itself.  We believe CNSR is not viable under his leadership going forward.

Spring of 2009

The state of CNS Response in spring 2009 was dire by almost any measure.

1.
In late March employees were told by Len that CNSR was running out of money and would soon be insolvent.  Several senior employees were told at the end of March that there would be no money to pay their salaries past April 15th (via a conference call), and later that evening an email went out to a few other employees announcing that within the next 45 days there would be no money left for other salaries as well.  In essence the entire company was to be laid off.

2.
Len was very close to communicating to clinical trial study sites that, because of the shortfall in finances, CNSR needed to discuss options regarding payment of past invoices.  This would have likely resulted in the closing of those sites, placing the completion of the clinical trial in jeopardy.

3.	The Clinic acquired by CNS Response was in jeopardy of surviving. Options discussed included closing its doors or returning it to the seller.

4.
The Company was bankrupt.  It owed more money than it had.  Len was only able to stave off vendor suits through negotiations and deferment of payments.  This method of running a company was of concern to us and we bore the brunt of the animosity this created towards CNSR in our everyday dealings with these vendors.  Len was openly discussing filing for bankruptcy with certain members of senior management.

Thus, the three major assets of CNSR, the employees, the study and the clinic, were all in danger.

Management

The management of CNSR was in a sorry state.  Morale was low and progress on key initiatives was lagging.

It is worth noting that none of the current employees are supportive of Len in this proceeding.  This also extends to a large percentage of the former employees and consultants who have worked for CNSR.

1.
Len’s management style can best be described as extreme micromanagement.  His leadership resulted in employees feeling disempowered, frustrated and paralyzed.  Innovation and personal initiative in the Company had ground to a halt.  Goals and accountability were either non-existent or constantly changing.  The experience and judgment of employees was disregarded.  Almost all employees took the view that it was less painful to simply “get along” than to bring up ideas or take initiative.

2.
Over the years CNSR has attracted many talented people who, like most, got extremely excited about what CNSR does and its prospects for success.  Unfortunately CNSR has only been able to retain a fraction of these people because they leave over frustration with the management climate.  Virtually everyone who left CNSR within the last couple of years cited Len as the major reason.

This was especially acute at the CFO position.  CNSR has lost the last two CFOs it employed.  Both cited an inability to work with Len as the primary reason for their departure.

3.	Several employees were actively looking for different employment opportunities.

4.
Employees had been told repeatedly that the Board had communicated these points to Len and had required him to bring in other management to serve as a buffer between himself and the Company.  There was no perceived action on this requirement.

Having been a part of CNSR for the past couple of years, it is difficult for any of us to see this conflict as anything more than equal parts dispute over financing strategy and personal vendetta against George Carpenter.  If Len “got along” with George better,CNSR might not be in this situation.

We would agree their management and communications styles are vastly different, which may have resulted in Len’s bitterness towards George.  But there is a familiar ring to this acrimony:  CNSR attracts talented and excited people and then Len drives them out because of his management style.

Len’s claim of “lack of integrity” against George is neither understood nor shared by any of us.

Since the Board Changed Management

It is not an understatement to say that the change in CNSR since the management change in April, when the Board appointed George as CEO, has been nothing short of dramatic.

1.	Goals are clear; employees know what is expected of them and everyone is held accountable. Significantly, George has made resources available to the maximum extent possible during this time.

2.
There has been progress on numerous fronts including product development, research and commercialization.  These are but a few examples of initiatives in important areas that simply were not even brought up before.  There is a momentum in the Company that previously has not been seen by any of us.

3.
Financing was secured.  While it is not within our expertise to comment on the terms of the financing, without its immediate influx, CNSR would still be insolvent.  Vendors to whom CNSR owed money have been paid and are providing services to the Company again.  Many vendors were no longer willing to do business with CNSR.

This suggests, of course, that some of the money raised in this financing went to pay off debts, and it did.  This is rare among venture capitalists and is a measure of the commitment they have to our Company and their belief in its future.

4.
The trial is fully recruited and is nearly complete.  Excellent progress has been made in verifying the accuracy of the data collected.  The next step is to send the data to the independent statistician for analysis.  Our goal is to have top line results available in early November and a paper submitted for publication soon after, possibly by the end of 2009.

5.
Product development and research have finally started to receive attention and resources.  These are essential to the success of CNSR and, until the management change, were stuck waiting for a “better time.”  Without adding new medications to the database and converting our current system, we were in danger of being obsolete before rolling out.

6.
For the first time, employees have a leader who supports new ideas rather than killing them.  Len’s style was characterized by over-analysis, demoralization and endless picking apart of details.  Today employee initiative is rewarded and encouraged.  There is optimism and high morale which had been non-existent for a long time.

Len’s Proposed Plan

The plan that has been proposed by Len is not viable in our opinion and will not allow CNSR to survive.

1.
Len’s plan calls for extreme austerity (again) until the results of the Study can be made public.  Len’s plan appears to be based on a “blockbuster” study result and similar acceptance in the scientific literature.  While we certainly hope this is the case, it also carries significant risk.  Getting the Study accepted for publication may take a very long time and until it is accepted for publication, the degree to which results can be disclosed is limited.  In addition, it is unlikely that one study will suffice to convince the psychiatric world that we have the answer.  Corroborative studies will be called for and others will want to test it themselves.  As a result Len’s strategy bets the Company on a positive outcome of the trial and seems at least as likely to result in the Company going back to the position it was in April.

2.
Suspending commercialization would, in our opinion, be catastrophic for CNSR.  The Company has made tremendous strides under the new leadership.  Some of these strides are due to the present climate surrounding mental health.  These include the new parity law for mental health that goes into effect January 1, 2010, and health care reform currently being debated in Congress.  Currently we have the ear of key players shaping how mental health would be delivered and are offering them solutions to their upcoming problems.  This would be an inopportune time to pull back the success recently attained.

3.
We believe Len will undoubtedly respond to many of the points in this letter by saying that he doesn’t plan to actively participate in management if he regains control of CNSR.  We are doubtful that he, being the micromanager that he is, could ever make good on this promise.  Similar promises have been made before and have not been implemented.

Conclusions

As the members of the management team, we have experienced what it is like to work under a leader like George Carpenter, who trusts us and respects our ideas.  It would be impossible for most of us to return to the kind of leadership present in the Company prior to April of this year.

If Len regains control of CNS Response there is a strong likelihood that many, if not most, current employees will leave CNSR as soon as is practical for them.  This loss of talent, knowledge and commitment would be devastating for CNSR and shareholders.  We all hold shares and/or options in CNSR and all agree the dilution under the current financing strategy is painful.  But we are steadfast in our collective belief that CNSR will prosper to a far greater extent under the current leadership than it would with a return to the leadership under Len Brandt.

Immediately after the transition in April, CNS Response brought in an independent consultant for the purpose of assessing the task that needed to be accomplished in the Company.  It was never intended that his conclusions would be used in a manner such as this, since his report was finished before these recent proceedings began, but his report corroborates the points we have expressed here.  He reported, based on interviews with every member of the Company, regarding Len,

“…participants reported fear of him, distrust.”

He went on to state:

“It is clear that while George has done much good for the company and the people are responding to George very favorably, that Len did extensive damage to the organization.  Specifically the lack of a cohesive strategy, the demoralization of the talent, and the inability to execute hampered this company significantly until recently.”

He finally concluded with…

“In my 15 year career doing executive and organizational assessments I have never heard of such destruction done by one single leader.”

As we clearly stated at the beginning of this letter, it is not our intent to diminish the importance or significance of the contribution Len made to this Company, but we believe the next phase of CNSR, if it is ultimately to be successful and create value for shareholders, requires a different kind of leadership.  We all work for this Company because we believe in the product and believe that it has the potential to better the lives of millions of people and positively change the practice of psychiatry for years to come.  We ask for faith in our board and management, and that we be allowed to do the job we set out to do.

We are, as we have always been, available to speak with shareholders in more detail regarding the issues raised in this letter.

Respectfully,

Brian MacDonald
Chris Webster
Daniel Hoffman
Ken Graap
Kerry Polich
Mark Desrosiers
Mike Metzig

September 11, 2009